GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES OFFICER CHANGES AND
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, April 28, 2014 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors elected three new corporate officers, effective immediately. Kirk J. Allan was named Vice President of Human Resources Operations and Compliance, Vickie S. Smith was named Vice President of Employee Relations and Thomas E. Dunmon was named Vice President of Corporate Reporting and Analysis.

Previously, Mr. Allan was Senior Director of Human Resources and has served the Company in several important areas in his seven years with Genuine Parts. Ms. Smith was previously Vice President of Human Resources for the U.S. Automotive Parts Group and in her 12 years with the Company, has served in a broad range of key HR positions. Mr. Dunmon was most recently Vice President and Controller for S. P. Richards, where he has served in a variety of accounting and financial roles during his 24 year career.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, commented, “All three of these individuals bring valuable experience and expertise to their new positions in the organization. Kirk and Vickie are key leaders within our Human Resources group and, likewise, Tom is a highly valued member of our Finance team. We are pleased to have these three talented officers in their expanded leadership roles. They are well deserving and we look forward to their future contributions.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of fifty-seven and one-half cents ($.5750) per share on the Company’s common stock.

The dividend is payable July 1, 2014 to shareholders of record June 6, 2014.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2013 revenues of $14.1 billion.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628